Exhibit 99.1

MARTEN TRANSPORT DECLARES SPECIAL AND QUARTERLY DIVIDENDS

MONDOVI, Wis., Nov. 18, 2020 (GLOBE NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today that its Board of Directors has declared a special cash dividend of $0.50 per share of common stock and a regular quarterly cash dividend of $0.04 per share of common stock. The dividends will be payable on December 28, 2020 to stockholders of record at the close of business on December 14, 2020. No portion of either dividend is considered to be a return of capital.

The Board’s decision to declare the special and quarterly cash dividends reflects Marten’s strong financial position and its continued commitment to enhancing stockholder value.

This is Marten’s 42nd consecutive quarterly cash dividend. With the payment of these dividends, Marten will have paid a total of $138.3 million in cash dividends, including special dividends totaling $52.1 million in 2019 and 2012, since the dividend program was implemented in the third quarter of 2010.

Marten Transport, with headquarters in Mondovi, Wis., is a multifaceted business offering a network of refrigerated and dry truck-based transportation capabilities across the Company’s five distinct business platforms – Truckload, Dedicated, Intermodal, Brokerage and MRTN de Mexico. Marten is one of the leading temperature-sensitive truckload carriers in the United States, specializing in transporting and distributing food, beverages and other consumer packaged goods that require a temperature-controlled or insulated environment. The Company offers service in the United States, Canada and Mexico, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Marten’s current expectations concerning future payment of dividends. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Important factors known to Marten that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Marten undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Tim Kohl, President, and Jim Hinnendael, Executive Vice President and Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.